Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to 3,000,000 shares of common stock issuable under the Polypore International, Inc. 2007 Stock Incentive Plan (amended and restated effective as of May 12, 2011) of our reports dated February 25, 2011, with respect to the consolidated financial statements and schedule of Polypore International, Inc. and the effectiveness of internal control over financial reporting of Polypore International, Inc., included in its Annual Report (Form 10-K) for the year ended January 1, 2011, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Charlotte, North Carolina
May 13, 2011